EXHIBIT 99.3

[Letterhead of Zaoui & Co. S.A.]

CONSENT OF ZAOUI & CO. S.A.

December 23, 2015

To Whom It May Concern:

We hereby consent to the use in Amendment No. 1 to the Registration Statement of CF B.V. on Form S-4, and in the proxy statement/prospectus of CF Industries Holdings, Inc. and the shareholders circular/prospectus of OCI N.V., in each case relating to the proposed combination of CF Industries Holdings, Inc. with OCI N.V.’s European, North American and global distribution businesses under CF B.V., which are part of the Registration Statement, of our opinion dated December 18, 2015, appearing as Annex I, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of OCI’s Financial Advisors,” and “The Combination—Opinions of OCI’s Financial Advisors”.

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

ZAOUI & CO. S.A.

/s/ Michael Zaoui
Michael Zaoui